                                                                     EXHIBIT 4.8
                                    AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                               NETRIX CORPORATION
                                   ----------
                                   PURSUANT TO
                 SECTION 242 OF THE DELAWARE GENERAL CORPORATION LAW
                                   ----------


      The undersigned, Steven T. Francesco, being Chairman and Chief Executive Officer of Netrix Corporation (the "Corporation"), hereby certifies that:

      1. The name of the Corporation is Netrix Corporation.

      2. The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 9, 1987.

      3. The text of the first sentence of Article Fourth of the Corporation's Certificate of Incorporation shall be and hereby is amended to read in its entirety as follows:

          "FOURTH: I. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 44,249,599 shares, consisting of: (i) 29,000,000 shares of common stock, $0.05 par value per share (the "Common Stock") and (ii) 15,249,599 shares of preferred stock, $0.05 par value per share (the "Preferred Stock") consisting of (A) 2,499,946 shares that are designated as Class A Convertible Preferred Stock ("Class A Preferred Stock"); (B) 3,639,333 shares that are designated as Class B Convertible Preferred Stock ("Class B Preferred Stock"); (C) 4,686,026 shares that are designated as Class C Convertible Preferred Stock ("Class C Preferred Stock"); (D) 3,424,294 shares that are designated as Class D Convertible Preferred Stock ("Class D Preferred Stock"); and (E) 1,000,000 shares that initially are undesignated."

      4. This Amendment to the Certificate of Incorporation of the Corporation was duly authorized by the unanimous written consent of the Board of Directors of the Corporation and the consent of a majority of the outstanding shares of the Corporation entitled to vote on the proposal to adopt this Amendment at a duly noticed and conducted regular meeting of stockholders in a reconvened session on August 26, 1999 following the meeting's July 27, 1999 adjournment.

      IN WITNESS WHEREOF, the undersigned has subscribed this document on the 26th day of August, 1999, and does hereby affirm, under the penalty of perjury, that the statements contained herein are true and correct.


                                                 /S/ STEVEN T. FRANCESCO
                                            ------------------------------------
                                                  Steven T. Francesco
                                            Chairman and Chief Executive Officer